EXHIBIT 99.1

                           THE SPORTS AUTHORITY, INC.

                     2000 STOCK OPTION AND STOCK AWARD PLAN

              1. Purpose. The Sports Authority, Inc. 2000 Stock Option and Stock Award Plan (the "Plan") has been established as a continuation and restatement of The Sports Authority, Inc. 1994 Stock Option Plan (the "1994 Plan") and The Sports Authority, Inc. 1996 Stock Option and Restricted Stock Plan (the "1996 Plan"), which have been merged into the Plan, subject to approval by the shareholders of The Sports Authority, Inc. (the "Company") at its 2000 Annual Meeting of Shareholders.

              The Plan is intended to attract, retain and reward (i) officers and other key employees of the Company and its "Subsidiaries" (business entities which have a majority of their equity interests owned directly or indirectly by the Company), and (ii) consultants and advisors who perform services for the Company and its Subsidiaries. The Plan is intended to increase the proprietary interest in the Company of such persons by providing further opportunity for ownership of the Company's common shares, $.01 par value (the "Shares") and to increase the incentives to such persons to contribute to the success of the Company's business.

              2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Board") consisting of not less than two directors of the Company appointed by the Board (the "Committee"). Members of the Committee shall be appointed by and serve at the pleasure of the Board. The Committee may consist of "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and related Treasury regulations, and "non-employee directors" as defined under Rule 16b-3, as amended from time to time ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act").

              The Committee shall have sole discretion and authority to construe and interpret the Plan, to make factual determinations and to establish and amend rules for the administration of the Plan. The Committee shall have no obligation to treat persons uniformly, except to the extent otherwise specifically provided in the Plan. All actions which may be taken by the Committee under the Plan may be taken by the Board. All actions by the Committee or the Board may be taken in its sole discretion and shall be conclusive and binding on all parties.

              3. Grants Under the Plan; Shares Reserved. Grants under the Plan may consist of grants of incentive stock options ("Incentive Stock Options"), nonqualified stock options ("Nonqualified Stock Options") (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as "Options") or restricted or unrestricted stock awards ("Stock Awards"). All Options and Stock Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in (i) a Stock Option Agreement for the grant of an Option or
(ii) a Stock Award Agreement for the


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grant of Stock Awards (or an amendment to either of the foregoing). The
Committee shall approve the form and provisions of each Stock Option Agreement and Stock Award Agreement.

              The number of Shares reserved for issuance pursuant to Options and Stock Awards under the Plan shall be 4,273,783 Shares, which is the number of Shares reserved for issuance under the 1994 Plan and the 1996 Plan (and which includes all Shares subject to stock options or restricted share grants under the 1994 Plan or 1996 Plan which are cancelled, surrendered or terminated for any reason), subject to adjustment as described in Section 9 below. In no event may more than 2,000,000 Shares be used for grants of Stock Awards, subject to adjustment as described in Section 9 below. The maximum aggregate number of Shares that shall be subject to grants made under the Plan to any individual during any calendar year shall be 1,000,000 Shares, subject to adjustment as described in Section 9 below. Shares to be issued under the Plan may be either authorized and unissued Shares or issued Shares which shall have been reacquired by the Company. In the event that any outstanding Options or Stock Awards (including stock options or restricted shares granted under the 1994 Plan or 1996 Plan) expires or is cancelled, surrendered or terminated for any reason, the Shares allocable to the unexercised portion of such Options or the unvested portion of such Stock Awards may again be subjected to a grant or be issued under the Plan.

              Outstanding stock options and restricted shares granted under the 1994 Plan and the 1996 Plan shall continue in effect according to their terms and shall not be considered to be amended by this restatement of the prior Plans.

              4. Grant of Options.

              (a) General Powers of Committee. The Committee may grant Options to (x) officers and other key employees of the Company or its Subsidiaries ("Employees"), including Employees who are members of the Board, and (y) consultants and advisors who perform services for the Company or any of its Subsidiaries ("Key Advisors") (Employees and Key Advisors who receive Options are referred to as "Optionees"). The Committee shall have sole discretion, in accordance with the provisions of the Plan, to determine to whom an Option is granted, the number of Shares covered by the Option and the terms and conditions of the Option, and shall have the authority to accelerate the vesting or exercisability of any Option. In making such determinations, the Committee may consider the position and responsibilities of the Optionee, the nature and value to the Company of his or her services and accomplishments, his or her present and potential contribution to the success of the Company, and such other factors as the Committee may deem relevant, but shall not be required to treat Optionees uniformly.

              (b) Types of Options. Each Option granted under the Plan shall be a Nonqualified Stock Option unless it is specifically designated by the Committee at the time of grant as an Incentive Stock Option. An Incentive Stock Option is intended to meet the requirements of Section 422 of the Code. Incentive Stock Options may be granted only to Employees of the Company and its subsidiaries (within the meaning of section 424(f) of the Code). Nonqualified Stock Options may be granted to Employees and Key Advisors.

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              (c) Options In Lieu of Bonuses. Pursuant to its powers under
Section 4(a), and without limiting the foregoing, the Committee may grant Options to Employees wholly or partially in lieu of bonuses otherwise payable under any annual bonus plan of the Company. The Committee shall have sole discretion to determine the method of valuing such Options and bonuses for this purpose, and shall be entitled to grant Options of equal, greater or lesser value, as so determined, than the bonuses that such Options replace. The Committee shall have sole discretion to vary such valuation methods among individual Optionees and from one grant to the next.

              (d) General Provisions. All Options granted under the Plan shall be subject to and governed by the provisions of the Plan, including the terms and conditions set forth in this Section 4 and Section 5 hereof and by such other terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee. The date on which an Option shall be granted shall be the date that the Optionee, the number of Shares optioned and the terms and conditions of the Option are determined by the Committee, or as otherwise specified by the Committee. Each Option shall be evidenced by a Stock Option Agreement in such form as the Committee may from time to time approve.

              5. Terms and Conditions of Options.

              (a) Option Price. The purchase price of each Option granted under the Plan shall be determined by the Committee and shall not be less than the Fair Market Value (as defined below) of a Share on the date of grant of such Option. An Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, unless the exercise price per share is not less than 110% of the Fair Market Value of a Share on the date of grant.

              Fair Market Value of a Share for purposes of the Plan shall be deemed to be the closing price on the New York Stock Exchange Composite Transactions Tape (or its equivalent as determined by the Committee, if the Shares are not traded on the New York Stock Exchange) of a Share for the relevant valuation date or, if Shares are not traded on that date, the trading day immediately prior to the relevant valuation date.

              (b) Period of Option, Vesting and When Exercisable.

              (i) The Committee shall establish the term of each Option, which shall not exceed ten years from the date of grant. An Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary, may not have a term that exceeds five years from the date of grant. An Option granted under the Plan may not be exercised after its term or the applicable time limit specified in Section 5(b)(iii). Any Option not exercised within the aforementioned time period shall automatically terminate at the expiration of such period.

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              (ii) The time or times during which Options may become
nonforfeitable ("vest") or become exercisable, and any conditions pertaining to the vesting or exercisability thereof, shall be determined by the Committee and specified in the Stock Option Agreement. The Committee may grant Options that permit the Optionee to exercise the Options before they vest and receive restricted Shares that will vest over the remainder of the Option's vesting period. Notwithstanding the foregoing, vesting and exercisability shall be accelerated if termination of the employment of the Optionee results from death or total and permanent disability, if termination of the employment of the Optionee occurs at or after age 65 and the Optionee has ten or more years of full-time service with the Company or a Subsidiary, or if and to the extent that the Committee may so determine in its sole discretion.

              (iii) An Option may be exercised by an Optionee only while such Optionee is in the employ of, or providing services to, the Company or a Subsidiary or within three months thereafter, or within such longer period as the Committee may establish in its sole discretion, and only if any limitation upon the vesting of and the right to exercise such option under Section 5(b)(ii) has been removed or has expired prior to termination of employment and exercise is not otherwise precluded hereunder; provided that (i) if at the date of termination of employment, the optionee has ten or more years of full-time service with the Company or a Subsidiary or if termination of employment results from death or total and permanent disability, such three month period shall be extended to three years, and (ii) for then-vested options granted in lieu of bonuses, such three month period shall be extended to three months after the date such options were scheduled to first become exercisable. Employment or service with a Subsidiary shall be deemed terminated on the date a former Subsidiary ceases to be a Subsidiary of the Company.

              (iv) In the event of the disability of an Optionee, an Option which is otherwise exercisable may be exercised as provided in the Stock Option Agreement by the Optionee's legal representative or guardian. In the event of the death of an Optionee, either before or after termination of employment, an Option which is otherwise exercisable may be exercised as provided in the Stock Option Agreement (i) in the case of Nonqualified Stock Options, by the person or persons whom the Optionee shall have designated in writing on forms prescribed by and filed with the Committee ("Beneficiaries"), or, if no such designation has been made, by the person or persons to whom the Optionee's rights shall have passed by will or the laws of descent and distribution ("Successor(s)") or (ii) in the case of Incentive Stock Options, by the Optionee's Successor. The Committee may require an indemnity and or such evidence or other assurances as it may deem necessary in connection with an exercise by a legal representative, guardian, Beneficiary or Successor.

              (c) Exercise and Payment.

              (i) Subject to the provisions of Section 5(b), an Option may be exercised by notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Payment for the number of Shares purchased upon the exercise of an Option shall be made in full at the price provided for in the applicable Stock Option Agreement. Such purchase price shall be paid (x) by the delivery to the Company of cash (including check or similar draft) in United States dollars or whole Shares (subject to any restrictions the Committee


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may impose), or a combination thereof; (y) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (z) by such other method as the Committee approves. Shares used in payment of the purchase price shall be valued at their Fair Market Value as of the date notice of exercise is received by the Company. Any Shares delivered to the Company shall be in such form as is acceptable to the Company and shall have been held by the Optionee for the requisite period to avoid adverse accounting consequences to the Company with respect to the Option.

              (ii) The Company may defer making delivery of Shares under the Plan until satisfactory arrangements have been made for the payment of any tax attributable to exercise of the Option. The Committee may, in its sole discretion, permit an Optionee to elect, in such form and at such time as the Committee may prescribe, to pay all or a portion of all taxes arising in connection with the exercise of an Option by electing to (y) have the Company withhold whole Shares, or (z) deliver other whole Shares previously owned by the Optionee having a Fair Market Value not greater than the amount to be withheld; provided that the Fair Market Value of any Shares to be withheld shall not exceed the Optionee's minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities associated with the transaction.

              (d) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. The terms "parent" and "subsidiary", when used in the context of Incentive Stock Option requirements, shall have the meanings given those terms in Section 424(f) of the Code.

              (e) Termination of Option by Optionee. An Optionee may at any time elect, in a written notice filed with the Committee, to terminate a Nonqualified Stock Option with respect to any number of shares as to which such Option shall not have been exercised.

              (f) Nontransferability. No Option or any rights with respect thereto shall be subject to any debts or liabilities of an Optionee, nor be assignable or transferable except by will or the laws of descent and distribution or, in the case of Nonqualified Stock Options, as described in subsection (b)(iv) above; provided that, if and to the extent permitted by the Committee, Nonqualified Stock Options and related rights may be transferred during the Optionee's lifetime to one or more of the Optionee's family members or trusts or other entities established for the benefit of family members, and such transferees may exercise rights thereunder in accordance with the terms hereof.

              (g) Rights as a Stockholder. An Optionee shall have no rights as a record holder with respect to Shares covered by his or her Option until the date of issuance to him or her of a certificate evidencing such Shares after the exercise of such Option and payment in full of the purchase price. No adjustment will be made for cash dividends for which the record date is prior to the date such certificate is issued.

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              6. Grant of Stock Awards.

              (a) General Powers of Committee. The Committee may grant Stock Awards, consisting of restricted or unrestricted Shares, to an Employee or Key Advisor ("Grantees") of the Company or its Subsidiaries upon such terms as the Committee deems appropriate. The Committee shall have sole discretion, in accordance with the provisions of the Plan, to determine to whom Stock Awards are granted, the number of Shares subject to the Stock Awards, the nature and duration of any restrictions, and the terms and conditions of each grant. In making such determinations, the Committee may consider the position and responsibilities of the Employee or Key Advisor, the nature and value to the Company of his or her services and accomplishments, his or her present and potential contribution to the success of the Company, and such other factors as the Committee may deem relevant, but shall not be required to treat eligible persons uniformly.

              (b) General Provisions. Stock Awards granted under the Plan shall be subject to and governed by the provisions of the Plan and by the terms and conditions set forth in this Section 6 and by such other terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee. The date on which Stock Awards shall be granted shall be the date that the Grantee, the number of Shares granted and the terms and conditions of the grant are determined by the Committee, or as otherwise specified by the Committee. Each grant of Stock Awards shall be evidenced by a Stock Award Agreement in such form as the Committee may from time to time approve.

              (c) Restrictions; Restricted Period.

              (i) The Committee shall determine for each grant of Stock Awards the period, if any, during which transferability shall be restricted and any conditions which must be met during or at the expiration of such period in order for the grant to become vested (the "Restricted Period"). If any condition contained in a grant of Stock Awards is not met within the period of time it is required to be met, the grant shall be forfeited. Stock Awards may be granted with or without vesting restrictions, as the Committee determines.

              (ii) The conditions which must be met for a grant of Stock Awards to become vested may include performance goals of whatever type or nature as the Committee may determine, to be met by the Grantee, the Grantee's business unit, the Company and its Subsidiaries as a whole, or any combination of the foregoing. Any such performance goal may be waived in whole or in part at any time by the Committee, in its sole discretion. If the Stock Awards are intended to meet the requirements of "qualified performance-based compensation" under section 162(m) of the Code, the provisions of subsection (e) below shall apply.

              (iii) Except as otherwise determined by the Committee in the Stock Award Agreement, the conditions which must be met for a grant of Stock Awards to become vested shall include the Grantee's continued employment by, or service to, the Company or its Subsidiaries during the Restricted Period. This condition shall be deemed satisfied and the Restricted Period shall be deemed completed (subject to the satisfaction or waiver by the Committee of any performance goals described in subsection (ii) above) if termination of

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employment of the grantee results from death or total and permanent disability, if termination of employment of the grantee occurs at or after age 65 and the grantee has ten or more years of full-time service with the Company or a Subsidiary, or if and to the extent that the Committee may determine in its sole discretion.

              (iv) The Committee may allow Grantees to defer the payment of Stock Awards and may provide for the payment of dividend equivalents with respect to deferred Shares.

              (d) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Awards granted to an Employee shall be considered "qualified performance-based compensation" under section 162(m) of the Code. The provisions of this Section 6(e) shall apply to grants of Stock Awards that are to be considered "qualified performance-based compensation" under section 162(m) of the Code.

              (i) Performance Goals. When Stock Awards that are to be considered "qualified performance-based compensation" are to be granted, the Committee shall establish in writing (i) the objective performance goals that must be met in order for the Stock Awards to be granted or the restrictions on the Stock Awards to lapse, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts of Stock Awards that will be granted or for which the restrictions on Stock Awards shall lapse if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code. The performance goals may relate to the performance of the Employee, the Employee's business unit or the Company and its Subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals which shall be based on one or more of the following criteria: (i) the Company's return on equity, assets, capital or investment, (ii) pre-tax or after-tax profit levels, (iii) expense reduction levels, (iv) implementation of critical projects or processes, (v) level of sales, (vi) changes in market price of the Shares, (vii) market share, or (viii) strategic business criteria consisting of one or more objectives with respect to revenue, market penetration, geographic business expansion, cost targets or acquisitions or divestitures, in each case for the Company and its Subsidiaries as a whole or any combination thereof.

              (ii) Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for "qualified performance-based compensation," including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

              (iii) Maximum Payment. If Stock Awards are granted to an Employee under this subsection (e), not more than 500,000 Shares may be granted to such Employee for any year in the performance period.

              (iv) Announcement of Grants. The Committee shall certify and announce the results for each performance period to all Grantees immediately following the announcement of the Company's financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the Stock Awards for the performance period shall not be granted or the Stock Awards shall be forfeited, as the case may be.

              (v) Death, Disability, Change in Control or Other Circumstances. The Committee may provide that restrictions on the grant or vesting of Stock Awards shall lapse, in whole or in part, in the event of the Grantee's death or disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

              (f) Manner of Holding and Delivering Certificates for Stock Awards. Each certificate issued for Stock Awards shall be registered in the name of the Grantee and deposited with the Company or its designee in an escrow account, accompanied by a stock power executed in blank by the Grantee covering the Stock Awards. At the end of the Restricted Period, certificates representing the number of Shares to which the Grantee is then entitled shall be released from escrow and delivered to the Grantee free and clear of all restrictions. As an alternative, the Committee may establish appropriate procedures with respect to non-certificated Shares. The Company may defer delivering Shares until satisfactory arrangements have been made for the payment of any tax attributable to the grant or vesting of such Shares. The Committee may, in its sole discretion, permit a Grantee to elect, in such form and at such time as the Committee may prescribe, to pay all or a portion of all taxes arising in connection with a Stock Award by electing to have the Company withhold whole Shares, provided that the amount to be withheld shall not exceed the Grantee's minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities associated with the transaction.

              (g) Nontransferability. No restricted Stock Awards granted or held under the Plan shall be subject to any debts or liabilities of a Grantee, nor be assignable or transferable except by will or the laws of descent and distribution.

              (h) Rights as a Stockholder. Except for the restrictions and limitations described in the Plan, a Grantee holding Stock Awards shall have all of the rights of a record holder of the Shares, including the right to receive dividends paid on those Shares and the right to vote them at meetings of shareholders of the Company.

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              7. Limitations on Rights of Optionees and Grantees.

              (a) Employment or Service. No provision of the Plan, nor any term or condition of any grant of an Option or Stock Awards, nor any action taken by the Committee, the Company or a Subsidiary pursuant to the Plan, shall give or be construed as giving an Optionee or Grantee any right to be retained in the employ of the Company or any Subsidiary or to serve as a Key Advisor, or affect or limit in any way the right of the Company or any Subsidiary to terminate such employment or service by any Optionee or Grantee.

              (b) Conditions. Notwithstanding anything contained herein to the contrary, all rights with respect to all Options and Stock Awards are subject to the conditions that the Optionee or Grantee not engage or have engaged in fraud, embezzlement, defalcation, gross negligence in the performance or nonperformance of the Optionee's or Grantee's duties (other than as a result of total and permanent disability) or material failure or refusal to perform the Optionee's or Grantee's duties at any time while in the employ of the Company or a Subsidiary, and all rights with respect to all Options and Stock Awards are subject to the conditions that the Optionee or Grantee not engage or have engaged in activity directly or indirectly in competition with any business of the Company or a Subsidiary, or in other conduct inimical to the best interests of the Company or a Subsidiary, during the employment or service of the Optionee or Grantee or following the Optionee's or Grantee's termination of employment or service. If it is determined by the Committee that there has been a failure of any such condition, all Options, and all rights with respect to all Options granted to such Optionee, and all rights with respect to Stock Awards which shall not have then vested shall immediately terminate and be null and void. If a restriction in this Section 7(b) is determined to be overbroad or unenforceable in any respect, such restriction may be modified or narrowed, either by a court or by the Committee, so as to preserve and protect the legitimate interests of the Company and its Subsidiaries, and without negating or impairing any other restrictions or agreements set forth herein. The provisions of this Section 7(b) shall inure to the benefit of any successor of the Company or a Subsidiary by merger or otherwise.

              8. Change in Control.

              (a) As herein used a Change in Control shall be deemed to have occurred if:

              (i) the "beneficial ownership" (as defined in Rule l3d-3 under the Exchange Act) of securities representing more than 20% of the combined voting power of the Company is acquired by any "person" as defined in section 13(d) or section 14(d) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), or

              (ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or

              (iii) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's

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shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period).

              (b) Notice and Acceleration. Upon a Change in Control, (i) the Company shall provide each Optionee and Grantee with outstanding Options and Stock Awards written notice of such Change in Control, (ii) all outstanding Options shall automatically accelerate and become fully exercisable and (iii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse.

              (c) Assumption of Options. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation.

              (d) Other Alternatives. Notwithstanding the foregoing, in the event of a Change in Control, the Committee may take one or both of the following actions (other than with respect to stock options or restricted shares granted under the 1994 Plan or the 1996 Plan which are outstanding when this Plan becomes effective): the Committee may (i) require that Optionees surrender their outstanding Options in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Optionee's unexercised Options exceeds the exercise price of the Options, or (ii) after giving Optionees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change in Control or such other date as the Committee may specify.

              9. Adjustments. If there is any change in the number or class of Shares through the declaration of Share dividends, or recapitalization, or combinations or exchanges of such Shares or similar corporate transactions, or if the Committee otherwise determines that, as a result of a corporate transaction involving a change in the Company's capitalization, it is appropriate to effect the adjustments described in this Section, the aggregate number or class of Shares with respect to which Options or Stock Awards may be granted or which may be issued under the Plan, the per-person limits on grants, the number or class of Shares covered by each outstanding Option and Stock Award grant, and the price per Share of each Option, shall all be appropriately adjusted by the Committee; provided that any fractional Shares resulting from such adjustment shall be eliminated. If a new Option is substituted for the Option granted hereunder, or an assumption of an Option granted hereunder is made, by reason of a corporate merger, consolidation, acquisition of property or stock, split-up, reorganization or liquidation, the new or assumed Option shall pertain to and apply to the securities to which a holder of the number of Shares subject to the Option would have been entitled.

              10. Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to Options and Stock Awards granted under the Plan will be used for general corporate purposes.

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              11. Effective Date and Term of Plan. The Plan shall become effective on June 1, 2000, subject to approval by the Company's shareholders. The term during which Options and Stock Awards may be granted under the Plan shall expire on March 28, 2006. The term of Options granted and Stock Awards made prior thereto, however, may extend beyond such date and the provisions of the Plan shall continue to apply thereto.

              12. Amendments. The Board may from time to time alter, amend, suspend or discontinue the Plan; provided that stockholder approval shall be required for any amendment that requires stockholder approval in order for the exemption available under section 162(m) of the Code to be applicable to the Plan, or in order for the applicable Incentive Stock Option or stock exchange requirements to be met.

              The Plan, each Option under the Plan and the grant and exercise thereof, each grant of Stock Awards under the Plan, and the obligation of the Company to sell and issue Shares under the Plan shall be subject to all applicable laws, rules, regulations and governmental, stock exchange and stockholder approvals, and the Committee may make such amendment or modification thereto as it shall deem necessary to comply with any such laws, rules and regulations or to obtain any such approvals.

              13. Severability. If any provision of the Plan, any term or condition of any Option or Stock Awards granted or form executed or to be executed thereunder or any application thereof to any person or circumstance is invalid or would result in an Incentive Stock Option failing to meet the requirements of section 422 of the Code, such provision, term, condition or application shall to that extent be void (or, in the sole discretion of the Committee, such provision, term or condition may be amended so as to avoid such invalidity or failure), and shall not affect other provisions, terms or conditions or applications thereof, and to this extent such provision, term or condition is severable.

              14. Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other grants outside of this Plan. Without limiting the foregoing, the Committee may make a grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or stock award grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

              15. Governing Law. The Plan shall be applied and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof, and applicable Federal law.